Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sasol Limited of our report dated August 31, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Sasol Limited's Annual Report on Form 20-F for the year ended June 30, 2022.

/s/ PricewaterhouseCoopers, Inc.
Johannesburg, Republic of South Africa
March 8, 2023